99.1 Press release issued by the Company on November 3, 2003 announcing 2003 third quarter results of operations


Heartland Bancshares, Inc. Announces Net Income Per Share of $.10 For Third Quarter 2003

Franklin, Ind. - November 3, 2003, Heartland Bancshares, Inc. IN (HRTB - OTC BB) announced that it recorded net income of $144,000 or $.10 per share for the third quarter of 2003 compared to net loss of $(1,131,000) or $(.81) per share for the third quarter of 2002. Heartland's net income for the nine months ended September 30, 2003 was $242,000 or $.17 per share compared to net loss for the nine months ended September 30, 2002 of $(1,191,000) or $(.85) per share.

Net interest income increased from $1,640,000 in 2002 to $1,666,000 in 2003 for the quarter ended September 30. Net interest margin increased from 4.01 percent to 4.02 percent for the same time periods. Provision for loan losses declined from $2,000,000 in 2002 to $143,000 in 2003 for the quarter ended September 30. Noninterest income increased from $504,000 for the quarter in 2002 to $702,000 for the quarter in 2003. Noninterest income includes $78,000 of non-taxable increase in cash surrender value of life insurance during the quarter ended September 30, 2003 compared to $0 during the quarter ended September 30, 2002 and $326,000 of gain on sale of mortgage loans in third quarter 2003 compared to $193,000 in the third quarter 2002. Noninterest expenses increased from $2,024,000 for the third quarter 2002 to $2,049,000 for the third quarter 2003.

President Steve Bechman commented on the earnings for the quarter. "We are pleased to announce our continued positive trend in quarterly earnings and our quarterly all time high for gain on sale of mortgage loans. Our mortgage department has worked hard taking advantage of the lowest mortgage rates in over 40 years originating 478 loans totaling $61,038,000 during the first nine months of 2003. The improvement in earnings was also driven by lower provision for loan losses. Although we are pleased with the improvement in earnings, there are still many improvements in our interest income and non-interest expenses that we are working to achieve."

Heartland recorded net loan charge offs of $274,000 during the third quarter of 2003 causing total allowance for loan losses to decline to $3,671,000 or 3.19 percent of loans. Non-performing assets totaled $4,624,000 or 2.56 percent of total assets at September 30, 2003, including $3,225,000 non-accrual loans, $201,000 loans past due 90 days or more and still accruing, $1,193,000 other real estate owned and $5,000 repossessed assets. Total non-performing assets are down $1,890,000 or 29.01% from $6,514,000 at June 30, 2003. Chief Credit Officer Eric Johnson commented on Heartland's improvements in asset quality. "The entire lending staff continues to focus on improving asset quality and the September 30, 2003 numbers reflect their efforts. Total loans delinquent greater than 30 days or more was 2.88% at September 30, 2003 compared to 5.64% at June 30, 2003 and 6.41% at December 31, 2002."

Total consolidated assets increased 2.3% to $180,769,000 from the December 31, 2002 total of $176,657,000. Total loans declined from $119,920,000 at December 31, 2002 to $115,055,000 at September 30, 2003. Securities increased from $19,566,000 at December 31, 2002 to $35,378,000 at September 30, 2003. Total
deposits increased from $148,399,000 at December 31, 2002 to $153,535,000 at September 30, 2003. Book value (shareholders' equity) per share at September 30, 2003 was $8.86 compared to $8.75 at December 31, 2002.

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

                           HEARTLAND BANCSHARES, INC.
                            SELECT BALANCE SHEET DATA
                    September 30, 2003 and December 31, 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)

                                                     September 30,  December 31,
                                                          2003           2002
                                                          ----           ----

Total cash and cash equivalents                        $   21,791    $    25,232
Securities available-for-sale                              35,378         19,566
Loans                                                     115,055        119,920
Allowance for loan losses                                   3,671          3,498
Total assets                                              180,769        176,657
Total deposits                                            153,535        148,399
Total Liabilities                                         168,416        164,457
Shareholders' equity                                       12,353         12,200



                           HEARTLAND BANCSHARES, INC.
                         SELECTED INCOME STATEMENT DATA
             Three and Nine Months ended September 30, 2003 and 2002
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

                                    Three Months             Nine Months
                                 Ended September 30,     Ended September 30,
                                  2003        2002        2003       2002
                                  ----        ----        ----       ----

Interest income                  $2,315      $2,618      $7,010    $8,414
Interest expense                    649         978       2,188     3,249
Provision for loan losses           143       2,000         632     2,850
Noninterest income                  702         504       1,801     1,377
Noninterest expense               2,049       2,024       5,651     5,697
Income tax expense/(benefit)         32        (749)         98      (814)
Net income                          144      (1,131)        242    (1,191)
Basic and diluted earnings
 per share                          .10        (.81)        .17      (.85)